As filed with the Securities and Exchange Commission on September 5, 2003. Registration No. 333-                      .

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZIX CORPORATION

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	75-2216818 (I.R.S. Employer Identification Number)

2711 N. Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960
(214) 370-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Steve M. York
Chief Financial Officer
2711 N. Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960
(214) 370-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

	AMOUNT	PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
TITLE OF SHARES	TO BE	AGGREGATE PRICE	AGGREGATE	REGISTRATION
TO BE REGISTERED	REGISTERED (1)	PER UNIT (2)	OFFERING PRICE (2)	FEE

Common Stock, $.01 par value	70,302	$3.42	$240,433	$19.45

(1)	This registration statement covers 70,302 shares of the registrant’s common stock, which, together with an aggregate of 630,217 shares registered under Registration Statement Nos. 333-107776 and 333-105060, represents approximately 108% of the shares of common stock issuable upon exercise of warrants owned by the selling shareholders. The shares in excess of 100% may be issued as a result of any stock splits, stock dividend or similar transaction as provided by Rule 416 under the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock on The Nasdaq Stock Market on August 28, 2003.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     In accordance with Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this registration statement relates to a total of 700,519 shares of the registrant’s common stock, (1) 70,302 of which are being registered pursuant to this registration statement, (2) 500,519 of which were registered in the registrant’s Registration Statement on Form S-3 (No. 333-105060) filed with the Securities and Exchange Commission on May 7, 2003, and (3) 129,698 of which were registered in the registrant’s Registration Statement on Form S-3 (No. 333-107776) filed with the Securities and Exchange Commission on August 8, 2003. This Registration Statement, which is a new Registration Statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-107776 and Post-Effective Amendment No. 2 to Registration Statement No. 333-105060, which shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed.The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale in not permitted.

Subject to completion, dated September 5, 2003

ZIX CORPORATION
700,519 SHARES
COMMON STOCK

     This prospectus relates to an offering of up to 700,519 shares, which represents approximately 108% of the shares of our common stock, par value $.01 per share, that are issuable upon the exercise of warrants. The warrants were originally issued in a private placement in April 2003. The selling shareholders under this prospectus are HFTP Investment L.L.C., Gaia Offshore Master Fund, Ltd., and Caerus Fund Ltd. who, for convenience, are generally referred to as the selling shareholders. Included in the 700,519 shares are 630,217 shares of our common stock previously covered by earlier registration statements.

     The common stock being registered is being offered for the account of the selling shareholders. We will not receive any proceeds from the sale of the shares of common stock offered under this prospectus.

     The shares may be offered in transactions on The Nasdaq Stock Market, in negotiated transactions or through a combination of methods of distribution, at prices relating to the prevailing market prices, at negotiated prices or at fixed prices that may be changed. Please see below under the heading “Plan of Distribution.”

     Our common stock is quoted on The Nasdaq Stock Market under the symbol “ZIXI.” On September 3, 2003, the last sale price of our common stock, as reported on The Nasdaq Stock Market, was $3.94 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU
SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A LOSS OF ALL
OR A PORTION OF YOUR INVESTMENT.
PLEASE SEE BELOW UNDER THE HEADING “RISK FACTORS” ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION
HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR
ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The date of this prospectus is                       , 2003.

ZIX CORPORATION
RISK FACTORS
NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS
DOCUMENTS INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
REGISTRATION REQUIREMENTS
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
PART II
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
ITEM 16. EXHIBITS.
ITEM 17. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS
EX-5.1 Opinion/Consent of Ronald A. Woessner
EX-23.2 Consent of Ernst & Young LLP

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND NOT ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. NEITHER ZIX CORPORATION NOR ANY OF ITS REPRESENTATIVES HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. FURTHERMORE, NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER THE CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

i

ZIX CORPORATION

     We are a development stage company. Since January 1999, we have been developing and marketing products and services that bring privacy, security and convenience to Internet users: specifically, e-messaging protection and transaction services. We offer products and services to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption and e-prescribing. We were incorporated in Texas in 1988. Our executive offices are located at 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960, and our telephone number is (214) 370-2000. Our Web site address is www.zixcorp.com. Information contained on our Web site is not a part of this prospectus. In this prospectus, “we,” “us,” “ZixCorp,” “our” and “Zix” refer to Zix Corporation and its subsidiaries unless the context otherwise requires.

THE TRANSACTION

     We entered into an Agreement Regarding Exercise and Issuance of Warrants with the selling shareholders on March 3, 2003. This agreement is referred to in this prospectus as the “Exchange Agreement.” The selling shareholders were holders of warrants to purchase an aggregate of 386,473 shares of our common stock at an exercise price of $4.14 per share. These warrants, referred to as the “existing warrants,” were originally issued to the selling shareholders on September 18, 2002, in connection with the purchase by the selling shareholders of an aggregate of $8 million of 6.5% Secured Convertible Notes issued by us.

     Under the Exchange Agreement, the selling shareholders were obligated, subject to certain conditions, to exercise all or any portion of the existing warrants held by them on each business day following a trading day on which the weighted average market price of the common stock was at least $4.50 per share, referred to as a “trigger day.” The extent to which a selling shareholder was required to exercise an existing warrant on any such business day was based on the daily trading volume of our common stock on the corresponding trigger day.

     The selling shareholders exercised the existing warrants in March and April of 2003. Once the existing warrants were fully exercised, we were required to (and did) issue new warrants to the selling shareholders as replacements for the existing warrants. The replacement warrants were structured to have substantially the same economic value to the holders as the existing warrants that have been exercised. The number of shares of common stock covered by the replacement warrants was calculated based on the Black-Scholes formula applied at the time of each exercise of existing warrants. As a result of the foregoing, we initially issued replacement warrants exercisable for an aggregate 455,017 shares of common stock at an exercise price of $5.00 per share, subject to adjustment in certain events, and filed a Registration Statement on Form S-3 (No. 333-105060) on May 7, 2003 for the resale of 110% of such shares (or 500,519 shares). Pursuant to an anti-dilution provision in the replacement warrants, the aggregate number of shares issuable upon exercise of the warrants subsequently increased by 175,200 to 630,217 and the exercise price decreased to $3.61 per share as a consequence of an equity financing we consummated on June 24, 2003. We filed a Registration Statement on Form S-3 (No. 333-107776) on August 8, 2003 to register an additional 129,698 shares. Also pursuant to an anti-dilution provision in the replacement warrants, the aggregate number of shares issuable upon exercise of the warrants further increased by 17,955 shares to 648,172 and the exercise price decreased to $3.51 per share, as a consequence of an asset purchase transaction we completed on September 2, 2003. We are filing the registration statement that includes this prospectus for the resale of these additional 17,955 shares plus an incremental 52,347 shares (to cover possible future anti-dilutive events).

     The terms of the replacement warrants are described in this prospectus under the heading “Description of Securities.” For a description of the Exchange Agreement, the Registration Rights Agreement entered into in connection therewith and the terms of the issuance of the replacement warrants, please see our Current Report on Form 8-K, dated March 4, 2003, which is incorporated by reference in this prospectus.

RISK FACTORS

     As a development stage company, we have had no significant revenues, and we continue to use significant amounts of cash.

     Since 1999, we have been developing and marketing products and services that bring privacy, security and convenience to Internet users. Successful development of a development stage enterprise is costly and highly competitive. A development stage enterprise involves risks and uncertainties, and there are no assurances that we will be successful in our efforts. We currently have no significant revenues and utilization of cash resources continues at a substantial level. ZixCorp anticipates further losses in 2003.

     Our recent acquisitions of two companies may require us to invest significant resources to make them successful.

     We recently acquired substantially all of the assets of PocketScript, LLC, a provider of electronic prescription solutions for the healthcare industry (we refer to it as “PocketScript”), and Elron Software, Inc., a provider of spam, email and Web filtering solutions (we refer to it as “Elron”). PocketScript is a start-up venture in an emerging market. While Elron has been in business for a number of years, its revenues have declined in recent years. Both PocketScript and Elron have incurred operating losses in recent years. The ability to increase Elron’s revenues in the near future is largely dependent upon whether its efforts to bring enhanced and new products to market are successful. Our challenge is to make these new subsidiaries profitable. To do so may require us to invest significant resources, including significant amounts of cash, and there are no assurances that these subsidiaries will become profitable in the near term.

     The market may not broadly accept our products and services, which would prevent us from operating profitably.

     We must be able to achieve broad market acceptance for our products and services, particularly our Zix branded products and services and the PocketScript services, in order to operate profitably. We have not yet been able to do this. To our knowledge, there are currently no secure e-messaging protection and transaction businesses similar to ours that currently operate at the scale that we would require, at our current expenditure levels and pricing, to become profitable. There is no assurance that our products and services will become generally accepted or that they will be compatible with any standards that become generally accepted, nor is there any assurance that enough paying users will ultimately be obtained to enable us to operate profitably.

     Competition in the secure e-messaging protection and transaction services business is expected to increase, which could cause our business — including the business of our subsidiaries — to fail.

     Our solutions are targeted to the secure e-messaging protection and transaction services market. Elron’s product solutions will enable us to enhance our Zix branded protection management services by adding a new feature set to our anti-virus, anti-spam and email content filtering services while expanding our offering to include URL filtering. As the public’s and governmental authorities’ awareness about the need for privacy and security of electronic communications has increased over the past few years, an increasing number of competitors have entered the market. Although there are many large, well-funded participants in the information technology security industry, few currently participate in the secure e-messaging protection and transaction services market. Most other product-only solutions require extensive increases in overhead to implement and deploy them. In addition, we offer technology solutions that can be made operational in a very short period of time compared to the longer procurement and deployment cycles common with the solutions of many of our competitors. Our service and product offerings are focused on the secure communications market, including secure e-messaging and protection management. Companies operating in this portion of the market include content management and secure delivery companies, such as Tumbleweed Communications Corp., Authentica, Inc., Critical Path, Inc. and Sigaba Corporation, and other messaging/spam protection participants such as BrightMail Incorporated, CipherTrust, Inc., ClearSwift Limited, FrontBridge Technologies, Inc., MessageLabs, Postini, Inc. and SurfControl Incorporated.

     We compete with several product companies that deliver anti-virus solutions that may also contain limited email messaging/spam protection capabilities, including Network Associates, Inc. (McAfee), Sophos, Inc., Symantec Corporation and Trend Micro, Inc. We also compete with companies that offer Web filtering products, such as Secure Computing Corporation, SurfControl Incorporated and Websense, Inc.

     In addition, we face competition from vendors of Internet server appliances, operating systems, networking hardware, network management solutions and security software, many of which now, or may in the future, develop or bundle secure e-messaging, messaging/spam protection and/or Web filtering capabilities into their products.

     We may face increased competition as these competitors partner with others or develop new product and service offerings to expand the functionality that they can offer to their customers. We believe that the secure e-messaging protection and transaction services market is immature, and, for the most part, unpenetrated, unlike many segments of the information technology security industry — which are saturated. After several years of infrastructure development and product development, we believe that we are the only provider that has made the investments necessary to successfully penetrate the relatively untapped secure e-messaging protection and transaction services market. We do not believe that our competitors have made the investments required to match our infrastructure development and service offerings. Nevertheless, others may, over time, make the necessary investments in infrastructure and service offerings. These competitors may develop new technologies that are perceived as being more secure, effective or cost efficient than our own. If we are not successful in exploiting the technology advantage we believe we currently hold, these competitors could successfully garner a significant share of the market, to the exclusion of our company. Furthermore, increased competition could result in pricing pressures, reduced margins or the failure of our business to achieve or maintain market acceptance, any of which could harm our business.

     PocketScript’s software applications for wireless, handheld devices will enable us to expand our secure messaging services into the e-prescription marketplace, which is expected to grow dramatically as more physicians are leveraging technology in delivering healthcare services, coupled with the fact that the number of prescriptions written annually in the United States continues to increase. Participants in the e-prescribing space include eProcrates, Inc., HealthRamp, iScribe (a unit of AdvancePCS) and AllScripts Healthcare Solutions.

     Our inability to successfully and timely develop and introduce new e-messaging protection and transaction products and related services and to implement technological changes could harm our business.

     The emerging nature of the secure e-messaging protection and transaction services business and its rapid evolution, require us continually to develop and introduce new products and services and to improve the performance, features and reliability of our existing products and services, particularly in response to competitive offerings. To date, we have achieved no significant revenues from the sale of any of our products and related services. Our newly acquired Elron business, while having a significant customer base and meaningful revenues, has not been profitable in recent years.

     We also have under development new feature sets for our current Zix branded product line and service offerings and are considering new secure e-messaging products and services. By adding Elron’s product line to our current service offerings, we will be able to accelerate the development time we would have otherwise needed to build additional feature sets into our Zix branded product and service offerings. The success of new or enhanced products and services depends on several factors — primarily, market acceptance. We may not succeed in developing and marketing new or enhanced products and services that respond to competitive and technological developments and changing customer needs. This could harm our business.

     If the market for secure e-messaging protection and transaction services does not continue to grow, demand for our products and services will be adversely affected.

     The market for secure Internet e-messaging is a developing market. Continued growth of the secure e-messaging protection and transaction services market will depend to a large extent on the market recognizing the need for secure electronic communications, such as email encryption and e-prescribing. Failure of this market to grow could reduce demand for our products and services, which would harm our business.

     Capacity limits on our technology and network hardware and software may be difficult to project, and we may not be able to expand and upgrade our systems to meet increased use, which would result in reduced revenues.

     While we have ample through-put capacity to handle our customers’ requirements for the medium term, at some point we may be required to expand and upgrade our technology and network hardware and software. We may not be able to accurately project the rate of increase in usage on our network, particularly since we have significantly expanded our potential customer base by our recent acquisition of PocketScript, whose e-prescribing service offering will be supported by our secure data center facility. In addition, we may not be able to expand and upgrade, in a timely manner, our systems and network hardware and software capabilities to accommodate increased traffic on our network. If we do not timely and appropriately expand and upgrade our systems and network hardware and software, we may lose customers and revenues.

     Security interruptions to our secure data center could disrupt our business, and any security breaches could expose us to liability and negatively impact customer demand for our products and services.

     Our business depends on the uninterrupted operation of our secure data center. We must protect this center from loss, damage or interruption caused by fire, power loss, telecommunications failure or other events beyond our control. Any damage or failure that causes interruptions in our secure data center operations could materially harm our business, financial condition and results of operations.

     In addition, our ability to issue digitally-signed certified time-stamps and public encryption codes in connection with our Zix branded products and services and to support PocketScript’s e-prescribing services depends on the efficient operation of the Internet connections between customers and our data center. We depend on Internet service providers efficiently operating these connections. These providers have experienced periodic operational problems or outages in the past. Any of these problems or outages could adversely affect customer satisfaction.

     Furthermore, it is critical that our facilities and infrastructure remain secure and the market perceives them to be secure. Despite our implementation of network security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers and similar disruptions from unauthorized tampering with our computer systems. In addition, we are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period of time. We do not carry insurance to compensate us for losses that may occur as a result of any of these events; therefore, it is possible that we may have to use additional resources to address these problems.

     Secure messages sent through our ZixPort™ and ZixMessage Center™ messaging portals will reside, for a user-specified period of time, in our secure data center network. Any physical or electronic break-ins or other security breaches or compromises of this information could expose us to significant liability, and customers could be reluctant to use our Internet-related products and services.

     We determined in June 2001 that credit card databases at our independently operated subsidiary, Anacom Communications, Inc. (“Anacom”), had been improperly accessed. As a result of this improper access, we shut down the Anacom operations and Anacom ceased doing business. The ZixMail™, ZixPort, and ZixMessage Center systems and our secure data center operations were entirely separate from the systems operated by Anacom. No ZixCorp technologies or operations were involved in the incident, nor are the Anacom technologies involved being used in our Zix family of secure e-messaging products and services. Accordingly, this breach has not had, and will not have, any effect on the development and deployment of our secure e-messaging products and related services. No claims have been asserted against us with respect to this incident. We are unable to assess the amount of liability, if any, to Anacom or us, which may result from any claims that may be asserted.

     We may have to defend our rights in intellectual property that we use in our products and services, which could be disruptive and expensive to our business.

     We may have to defend our intellectual property rights or defend against claims that we are infringing the rights of others. Intellectual property litigation and controversies are disruptive and expensive. Infringement claims could require us to develop non-infringing products or enter into royalty or licensing arrangements. Royalty or licensing arrangements, if required, may not be obtainable on terms acceptable to us. Our business could be significantly harmed if we are not able to develop or license the necessary technology. Furthermore, it is possible that others may independently develop substantially equivalent intellectual property, thus enabling them to effectively compete against us.

     Our products and services could contain unknown defects or errors.

     We subject our Zix branded products and services to quality assurance testing prior to product release. To date, we have not become aware after product release of any defect or error that materially affects their functionality. As noted above, we recently acquired the PocketScript and Elron businesses. There is no assurance that the quality and assurance testing conducted by them on their current products and services conforms to our standards for quality assurance testing. Regardless of the level of quality assurance testing, any of our products and services could contain undetected defects or errors. This could result in loss of or delay in revenues, failure to achieve market acceptance, diversion of development resources, injury to our reputation, litigation claims, increased insurance costs or increased service and warranty costs. Any of these could prevent us from implementing our business model and achieving the revenues we need to operate profitably.

     Public key cryptography technology is subject to risks.

     Our Zix branded products and services employ, and future products and services may employ, public key cryptography technology. With public key cryptography technology, a public key and a private key are used to encrypt and decrypt messages. The security afforded by this technology depends, in large measure, on the integrity of the private key, which is dependent, in part, on the application of certain mathematical principles. The integrity of the private key is predicated on the assumption that it is difficult to mathematically derive the private key from the related public key. Should methods be developed that make it easier to derive the private key, the security of encryption products using public key cryptography technology would be reduced or eliminated and such products could become unmarketable. This could require us to make significant changes to our products, which could damage our reputation and otherwise hurt our business. Moreover, there have been public reports of the successful decryption of certain encrypted messages. This, or related, publicity could adversely affect public perception of the security afforded by public key cryptography technology, which could harm our business.

     We depend on key personnel.

     We depend on the performance of our senior management team — including our chairman, president and chief executive officer, John A. Ryan, and his direct reports and other key employees, particularly highly skilled technical personnel. Our success depends on our ability to attract, retain and motivate these individuals. There are no binding agreements with any of our employees which prevent them from leaving our company at any time. There is competition for these personnel. In addition, we do not maintain key person life insurance on any of our personnel. The loss of the services of any of our key employees or our failure to attract, retain and motivate key employees could harm our business.

     We could be affected by government regulation.

     Exports of software products using encryption technology, such as our Zix branded products and services, are generally restricted by the U.S. government. Although we have obtained U.S. government approval to export our products to almost all countries in the world, the list of countries to which our products cannot be exported could be revised in the future. Furthermore, some foreign countries impose restrictions on the use of encryption products, such as our products. Failure to obtain the required governmental approvals would preclude the sale or use of our products in international markets.

     Our stock price may be volatile.

     The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate in the future. Also, the market prices of securities of other Internet-related companies have been highly volatile and, as is well known, have generally declined substantially and broadly.

     Our directors and executive officers own a substantial percentage of our securities. Their ownership could allow them to exercise significant control over corporate decisions and to implement corporate acts that are not in the best interests of our shareholders as a group.

     Our directors and executive officers beneficially own shares of our securities that represent approximately 20.5% of the combined voting power eligible to vote on matters brought before our shareholders, including securities and associated warrants beneficially owned by Antonio R. Sanchez, Jr., a former director and father of a current director (Antonio R. Sanchez III), and current beneficial owner of approximately 10.5% of our outstanding common stock, and John A. Ryan, our chairman, president and chief executive officer. Also, Mr. Sanchez and Mr. Ryan collectively beneficially own approximately 81.8% of our Series A Convertible Preferred Stock. The consent of the holders of the Series A Convertible Preferred Stock, voting separately as a class, is required before we may enter into mergers or other business combination transactions. Therefore, our directors and executive officers, if they acted together, could exert substantial influence over matters requiring approval by our shareholders. These matters would include the election of directors and, as noted above, the approval of mergers or other business combination transactions. This concentration of ownership and voting power may discourage or prevent someone from acquiring our business.

     A private investor owns a large percentage of our outstanding stock and could significantly influence the outcome of actions.

     George W. Haywood, a private investor, beneficially owns approximately 21.5% of our outstanding common stock. Furthermore, Mr. Haywood and an IRA for the benefit of Mr. Haywood beneficially own approximately 81.2% of our Series B Convertible Preferred Stock. The consent of the holders of the Series B Convertible Preferred Stock, voting separately as a class, is required before we may enter into mergers or other business combination transactions. Therefore, Mr. Haywood could exert substantial influence over all matters requiring approval by our shareholders, including the election of directors and, as noted above, the approval of mergers or other business combination transactions. Mr. Haywood’s interests may not be aligned with the interests of our other shareholders.

     Our private placements of equity securities could further dilute the interests of our shareholders.

     In September 2002, we completed a capital funding for $16,000,000 through the issuance of $8,000,000 of convertible notes and associated warrants, $3,250,000 of Series A Convertible Preferred Stock and associated warrants and $4,750,000 of Series B Convertible Preferred Stock and associated warrants. The convertible notes were converted into 2,141,811 shares of our common stock, and $2,611,000 in convertible preferred stock and related dividends has been converted into 673,980 shares of our common stock. At August 31, 2003, the remaining convertible preferred stock and the related warrants and the warrants currently held by the former holders of the convertible notes was convertible and exercisable, in the aggregate, into 2,767,558 shares of our common stock.

     One-ninth of the shares of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock are to be redeemed at two-month intervals, beginning May 2003. The periodic redemption amounts payable to the holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are paid in shares of our common stock.

     Unless earlier converted or redeemed, the value of the common stock used to determine the number of shares of common stock to be issued upon redemption of shares of Series A Convertible Preferred Stock at the final redemption date (that is, September 2004) will be the lesser of the Series A conversion price (currently $4.07 per share) and the market value of the common stock at the time of redemption, based on a closing bid price average formula. If the market price of the common stock declines, the number of shares of common stock issuable to the holders of Series A Convertible Preferred Stock upon such final redemption will increase, perhaps substantially. There is no “floor” on the market value calculation and, therefore, there is no “ceiling” on the number of shares of common stock that may be issuable by us upon the final Series A Convertible Preferred Stock redemption. A substantial decline in the market price of our common stock would result in significant dilution to the existing holders of our common stock if the Series A Convertible Preferred Stock shares are redeemed at a substantially lower price or cause us to redeem the Series A Convertible Preferred Stock for cash.

     The value of the common stock used to determine the number of shares of common stock to be issued upon redemption of shares of Series B Convertible Preferred Stock will be the lesser of the Series B conversion price (currently $3.77 per share)

and 90% of the market value of the common stock at the time of redemption, based on a volume-weighted average formula. If the market price of the common stock declines, the number of shares of common stock issuable to the holders of Series B Convertible Preferred Stock upon such automatic redemptions will increase, perhaps substantially. There is no “floor” on the market value calculation and, therefore, there is no “ceiling” on the number of shares of common stock that may be issuable by us upon a Series B Convertible Preferred Stock redemption. A substantial decline in the market price of the common stock would result in significant dilution to the existing holders of common stock if the Series B Convertible Preferred Stock shares are redeemed at a substantially lower price.

     The Series A and Series B Convertible Preferred Stocks are convertible by the holders into shares of common stock at any time. The conversion prices could be lowered, perhaps substantially, in a variety of circumstances. In the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the conversion prices then in effect (other than certain specified exempt issuances), the conversion prices and the number of shares issuable upon conversion of the Series A and Series B Convertible Preferred Stocks are subject to weighted average anti-dilution adjustments. These anti-dilution adjustments do not have a “floor” that would limit reductions in the conversion price of such shares. Correspondingly, there is no “ceiling” on the number of shares of common stock that may be issuable following such anti-dilution adjustments.

     We issued four-year warrants (first exercisable in March 2003) to the purchasers of our Series A and Series B Convertible Preferred Stocks entitling the warrant holders to purchase an aggregate of 709,528 shares of common stock at a current exercise price of $4.42 per share. The exercise price of these warrants is subject to weighted average anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the exercise price then in effect (other than certain specified exempt issuances). The “floor” on such anti-dilution adjustments is set at $3.92 per share.

     In April 2003, we issued replacement warrants covering 455,017 shares of our common stock to the purchasers of the convertible notes in connection with them exercising the warrants issued to them in September 2002, pursuant to which exercise we received $1,600,000. The number of shares of common stock for which these replacement warrants are exercisable and the exercise price of these warrants are subject to full anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the exercise price then in effect (other than certain specified exempt issuances). These anti-dilution adjustments do not have a “floor” that would limit reductions in the exercise price and there is no “ceiling” on the number of shares of common stock that may be issuable following such anti-dilution adjustments. A June 2003 private placement of common stock and warrants resulted in a decrease in the price per common share of these warrants, from $5.00 to $3.61 per share, and an increase in the number of common shares issuable upon exercise of the warrants from 455,017 to 630,217 shares. The September 2003 asset purchase transaction described below resulted in a further decrease in the price per common share of the replacement warrants, from $3.61 to $3.51 per share, and an increase in the number of common shares issuable upon exercise of the warrants from 630,217 to 648,172 shares.

     In July 2003, we acquired substantially all of the assets of PocketScript. Total consideration for the acquired assets of PocketScript was approximately $1.5 million, including 362,903 shares of our common stock valued at $1,350,000. We have filed a registration statement with the Securities and Exchange Commission (“SEC”) to permit the public resale of these shares.

     In September 2003, we acquired substantially all of the assets and business of Elron, including $1 million in cash, by issuing 1,709,402 shares (the “Securities”) of our common stock, valued at $6 million or $3.51 per share, and a 5.75% convertible note for $1 million, which is due in 12 monthly installments beginning September 2004. Thereafter, the principal and accrued interest is to be paid monthly through August 2005. The note may be converted at the holder’s option into shares of our common stock at a conversion price of $3.86 per share, subject to certain adjustments. In addition, we assumed certain liabilities of Elron. We are obligated to file a registration statement with the SEC in the near term to permit the public resale of the Securities and the shares of our common stock issuable upon conversion of the convertible note.

     Further issuances of equity securities may be dilutive to current shareholders.

     At some point in the future we may determine to seek additional capital funding. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for our common stock. In addition, we incentivize employees and attract new employees by issuing options to purchase our shares of common stock. Therefore, the interest of our existing shareholders could be diluted by future stock option grants to employees and any equity securities issued in capital funding financings.

     Stock sales and hedging activities could affect our stock price.

     Our stock price may decrease as a result of the additional number of shares that will become available in the market due to the issuances of our common stock in connection with the capital funding and acquisition transactions we completed over the last year. Such stock price decrease could encourage short-sales that could place further downward pressure on our stock price. This could lead to further increases in the already large short position in our common stock (6,410,033 shares as of August 15, 2003). An increase in the volume of sales of our common stock, whether short sales or not, could cause the market price of our common stock to decline. The effect of these activities on our stock price could increase the number of shares required to be issued on the next applicable redemption of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

     We may have liability for indemnification claims arising from the sale of our previous businesses in 1998 and 1997.

     We disposed of our previous operating businesses in 1998 and 1997. In selling those businesses, we agreed to provide customary indemnification to the purchasers of those businesses for breaches of representations and warranties, covenants and other specified matters. Although we believe that we have adequately provided for future costs associated with these indemnification obligations, indemnifiable claims could exceed our estimates.

     We may encounter other unanticipated risks and uncertainties in the secure e-messaging protection and transaction services market or in developing new products and services, and we cannot assure you that we will be successful in responding to any unanticipated risks or uncertainties.

     There are no assurances that we will be successful or that we will not encounter other, and even unanticipated, risks. We discuss other operating, financial or legal risks or uncertainties in our periodic filings with the SEC. We are, of course, also subject to general economic risks.

NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

     This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (we refer to it as the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of future business, market share, earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “predict,” “plan,” “should,” “goal,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words. Such forward-looking statements may be contained in the “Risks and Uncertainties” section above, among other places.

     Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this document. We do not intend, and undertake no obligation, to update any forward-looking statement.

DOCUMENTS INCORPORATED BY REFERENCE

     We furnish our shareholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating information that we have already filed with the SEC, we are allowed to “incorporate by reference” in this prospectus information contained in those documents we have filed with the SEC. These documents are considered to be part of this prospectus.

     We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling shareholders sell all of the shares of common stock offered by this prospectus:

•	our Annual Report on Form 10-K, including audited financial statements, for our fiscal year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003;

•	our Current Reports on Form 8-K dated January 16, 2003, March 4, 2003, April 25, 2003, June 25, 2003, July 7, 2003, July 23, 2003 and September 4, 2003; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description.

     Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

     At your request, we will provide you, without charge, a copy of any of the documents we have incorporated by reference into this prospectus but not delivered with the prospectus (other than exhibits to such documents, unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you want more information, write or call:

Steve M. York
Senior Vice President and Chief Financial Officer
Zix Corporation, 2711 North Haskell Avenue, Suite 2300, LB 36
Dallas, Texas 75204-2960
Telephone: (214) 370-2000

WHERE YOU CAN FIND MORE INFORMATION

     We are delivering this prospectus to you in accordance with the U.S. securities laws. We have filed a registration statement with the SEC to register the common stock that the selling shareholders are offering to you. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information that is included in the registration statement.

     You may obtain a copy of the registration statement, or a copy of any other filing we have made with the SEC, directly from the SEC. You may either:

•	read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 233 Broadway, New York, New York 10279; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; or

•	visit the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy statements, and other information regarding us and other issuers that file electronically.

     You can obtain more information about the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

SELLING SHAREHOLDERS

     On March 3, 2003, we entered into the Exchange Agreement with the selling shareholders listed in the table below. Under this agreement we issued to the selling shareholders the replacement warrants. The common stock issuable upon exercise of the replacement warrants is being offered under this prospectus. We are registering the additional shares in order to permit the selling shareholders to offer the shares of common stock for resale from time-to-time.

     We issued the existing warrants (as defined under “The Transaction”), originally covering 386,473 of our common stock, and an aggregate of $8 million of 6.5% Secured Convertible Notes to the selling shareholders in September 2002. In the fourth quarter of 2002, the selling shareholders converted the 6.5% Secured Convertible Notes and accrued interest into 2,141,811 shares of our common stock. The selling shareholders exercised the existing warrants in March and April of 2003. Once the existing warrants were fully exercised, pursuant to an agreement with the selling shareholders, we issued the replacement warrants, initially covering an aggregate of 455,017 shares of our common stock at an exercise price of $5.00 per share. Pursuant to an anti-dilution provision in the replacement warrants, the aggregate number of shares issuable upon exercise of the warrants subsequently increased to 630,217 and the exercise price decreased to $3.61 per share as a consequence of an equity financing we consummated on June 24, 2003. As a result of an asset purchase transaction we completed on September 2, 2003, the aggregate number of shares issuable upon exercise of the warrants further increased to 648,172 and the exercise price decreased to $3.51 per share. Other than for the ownership of the existing warrants, the replacement warrants, and the convertible notes, the selling shareholders have not had any material relationship with us within the past three years.

     The table below lists the selling shareholders and other information regarding the ownership of our common stock by the selling shareholders. The second column lists the number of shares of common stock held, plus the number of shares of common stock that would have been issuable to the selling shareholders as of August 31, 2003, based on its ownership of the replacement warrants, assuming conversion of all of the replacement warrants held by the selling shareholders on that date, without regard to any limitations on exercise, and assuming the September 2, 2003 exercise price adjustment had occurred on August 31, 2003. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

     In accordance with the terms of the registration rights agreement with the selling shareholders, this prospectus generally covers the resale of approximately 108% of the number of shares of common stock issuable upon exercise of the replacement warrants, determined as of the date of this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

     Under the terms of the replacement warrants, the selling shareholders may not exercise the replacement warrants, to the extent such exercise would cause the selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then-outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon exercise of replacement warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	OWNERSHIP PRIOR TO OFFERING		OWNERSHIP AFTER OFFERING

NAME OF OWNER	NUMBER OF SHARES	SHARES TO BE SOLD	NUMBER OF SHARES	PERCENTAGE

HFTP Investment L.L.C.(1)	303,830	328,368	0	*
Gaia Offshore Master Fund, Ltd.(1)	303,830	328,368	0	*
Caerus Fund Ltd.(1)	40,512	43,783	0	*

* Less than 1%

(1)	Promethean Asset Management, LLC, a New York limited liability company, serves as investment manager to HFTP Investment L.L.C., Gaia Offshore Master Fund, Ltd. and Caerus Fund Ltd. and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP, Gaia and Ceaerus. The ownership information for each of these three selling shareholders does not include the ownership information for the others. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP, Gaia and Caerus, and each of HFTP, Gaia and Caerus disclaims beneficial ownership of the shares beneficially owned by the others. James F. O’Brien, Jr. indirectly controls Promethean. Mr. O’Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, HFTP, Gaia and Caerus.

PLAN OF DISTRIBUTION

     We are registering approximately 108% of the shares of common stock issuable upon exercise of the replacement warrants (to cover possible future anti-dilutive events) to permit the resale of the shares of common stock by the holders of the replacement warrants from time-to-time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

     The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time-to-time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

(1)	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

(2)	in the over-the-counter market,

(3)	in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

(4)	through the writing of options, whether such options are listed on an options exchange or otherwise, or

(5)	through the settlement of short sales.

     If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale.

     The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time-to-time pursuant to this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $7,500 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We will be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders for use in this prospectus, in accordance with the related registration rights agreement, or we will be entitled to contribution.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends when declared by our board of directors, at their discretion, from legally available funds. The holders of our common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.

     Upon liquidation or dissolution, the holders of our common stock are entitled to receive all assets available for distribution to the shareholders, subject to the preferential rights of the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock and any other series of preferred stock that may be outstanding.

     The foregoing summary is qualified by reference to the description of our common stock that is filed with our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report updating such description.

PREFERRED STOCK

     Shares of preferred stock are issuable in one or more series at the time and for the consideration as our board of directors may determine. Authority is expressly granted to our board of directors to fix, from time-to-time, by resolution or resolutions providing for:

•	the establishment and/or issuance of any series of preferred stock,

•	the designation of any series of preferred stock,

•	the powers, preferences and rights of the shares of that series, and

•	the qualifications, limitations or restrictions of the preferred stock.

•	We currently have designated a Series A Convertible Preferred Stock and a Series B Convertible Preferred Stock. See our Current Report on Form 8-K, dated September 20, 2002, and related exhibits that are incorporated by reference in this prospectus, for a description of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock.

REPLACEMENT WARRANTS

     The replacement warrants cover an aggregate of 648,172 shares of our common stock at an exercise price of $3.51 per share. These warrants are exercisable at any time after the issue date and prior to September 18, 2005. The number of shares of common stock for which these warrants are exercisable and the exercise price of these warrants are subject to proportional adjustment for stock splits and similar changes affecting the common stock. The exercise price of these warrants is also subject to full anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the exercise price then in effect (other than certain specified exempt issuances).

     Notwithstanding the foregoing, no selling shareholder may exercise a replacement warrant to the extent such exercise would cause the selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then-outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon exercise of replacement warrants that have not been exercised. This restriction does not prohibit a selling shareholder from exercising up to 4.99% of the shares then outstanding, then selling those shares and later exercising up to 4.99% again.

REGISTRATION REQUIREMENTS

     We and the holders of the replacement warrants entered into a registration rights agreement, under which we agreed to prepare and file a registration statement covering the resale of the shares of common stock issuable upon the exercise of the replacement warrants.

     The holders of the replacement warrants are entitled to receive from us substantial cash damages in the event we fail to keep the registration statement effective for certain periods of time.

     The foregoing description of the replacement warrants is qualified by reference to our Current Report on Form 8-K, dated March 4, 2003, and related exhibits which are incorporated by reference in this prospectus.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling shareholders, rather, the selling shareholders will receive those proceeds directly.

LEGAL MATTERS

     The validity of the stock offered hereby will be passed upon for us by Ronald A. Woessner, our Senior Vice President, General Counsel and Secretary.

EXPERTS

     The consolidated financial statements appearing in the Annual Report on Form 10-K for our fiscal year ended December 31, 2002, referred to above under the heading “Documents Incorporated by Reference” have been audited by Ernst & Young LLP, our independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee	$19.45
Accounting fees and expenses	$2,500.00	*
Legal fees and expenses of registrant	$2,000.00	*
Miscellaneous expenses	$2,800.00	*

Total	$7,319.45

*	Estimated. All of the noted expenses are borne by the registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Texas Business Corporation Act, the registrant’s Restated Articles of Incorporation provide that its directors shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided for by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the registrant’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby its directors, officers, employees and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, the employment agreement between John A. Ryan and us, dated November 14, 2001, provides Mr. Ryan, our chairman, president and chief executive officer, with a contractual right to indemnification as an officer and/or director of us as set forth in Article VII of our Restated Bylaws, dated September 14, 1999. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16. EXHIBITS.

     The exhibits to this registration statement are listed in the Index to Exhibits on page II-4 of this registration statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 5, 2003.

ZIX CORPORATION

By:	/s/ Steve M. York Steve M. York Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

     Know all those by these presents, that each person whose signature appears below constitutes and appoints each of Steve M. York and John A. Ryan, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-3 of Zix Corporation under the Securities Act of 1933, as amended, including, without limitation of the generality of the foregoing, to sign the Registration Statement in the name and on behalf of Zix Corporation, or on behalf of the undersigned as a director or officer of Zix Corporation, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional Registration Statements relating to the same offering of Securities as the Registration Statement that are filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 5, 2003.

Signature	Title

/s/ John A. Ryan John A. Ryan	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steve M. York Steve M. York	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Michael E. Keane Michael E. Keane	Director

/s/ James S. Marston James S. Marston	Director

/s/ Antonio R. Sanchez III Antonio R. Sanchez III	Director

/s/ Dr. Ben G. Streetman Dr. Ben G. Streetman	Director

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

4.1	Agreement Regarding Exercise and Issuance of Warrants, dated March 3, 2003, by and between Zix Corporation and the Investors named therein (including schedules but excluding exhibits). (1)
4.2	Form of Warrant to purchase shares of common stock of Zix Corporation, issued by Zix Corporation. (1)
4.3	Registration Rights Agreement, dated March 3, 2003, by and among Zix Corporation and the Investors named therein. (1)
5.1	Opinion of Ronald A. Woessner. (2)
23.1	Consent of Ronald A. Woessner (included in his opinion filed as Exhibit 5.1)
23.2	Consent of Ernst & Young LLP. (2)
24.1	Power of Attorney (included in Part II of this registration statement)

(1)	Incorporated by reference from Zix Corporation’s Current Report on Form 8-K, dated March 4, 2003.

(2)	Filed Herewith.

II-4